March 16, 2021

Harbert Discovery Fund Responds to Enzo Biochem, Inc.’s Recent Strategic Announcements

Birmingham, AL

Enzo Biochem, Inc.

Dr. Mary Tagliaferri, Director

Dr. Ian Walters, Director

Rebecca Fischer, Director

Dov Perlysky, Director

60 Executive Boulevard

Farmingdale, NY 11735

Independent Directors of the Board,

The announced engagement of Korn Ferry to run a CEO search and Cain Brothers (“Cain”) to review strategic options are positive first steps to address Enzo’s weak corporate governance and historical underperformance. We commend the Directors for taking these first steps, but also note that they must be followed by sincere processes led by the Independent Directors of the Enzo Board (“Board”).

We know there are currently interested acquirers. We believe these interested acquirers and others would be willing to pay a significant premium to the current share price. Cain appears to be an acceptable choice, since they recently advised Mercy on the sale of its outreach lab services business to Quest Diagnostics. That coupled with the engagement of former LabCorp Diagnostics CEO Gary Huff, provides Enzo with ties to the most logical strategic acquirers. An outright sale may provide the highest risk-adjusted return for shareholders. Cain should be given the authority to run a full auction process without any limitations on the type of transaction to be considered. Given the presently interested parties, Cain should begin this process immediately. The competitive dynamics that might emerge in a comprehensive sale process could unlock tremendous value for shareholders. The market for corporate assets is extremely robust. The recent performance, which is largely driven by COVID-19 also aligns extremely well with a sales process.

We strongly disagree with the apparent decision to allow Dr. Rabbani to remain as a director and note that the Board is still obligated to provide a rationale for not accepting his resignation. It is critical for Korn Ferry to be able to attract the highest qualified candidate available. Justifiably, candidates of this stature will be very wary of Dr. Rabbani’s reputation and continued influence on the Board. If the Board determines shareholders are likely to realize the highest risk-adjusted return without pursuing an outright sale, then it is in the clear best interests of shareholders, employees, and all stakeholders to accept Dr. Rabbani’s resignation and allow a new CEO to lead the company to reach its full potential.

These announcements alone are insufficient without actions to follow. Failure to follow through on these announcements will be met with continued demand for change. Shareholders will see through an insincere and incomplete sale process, and they will recognize an underqualified CEO. We look forward to seeing the results of Cain and/or Korn Ferry’s efforts in the very near future.

Sincerely,

Harbert Discovery Fund, LP

Harbert Discovery Co-Investment Fund I, LP

Kenan Lucas, Managing Director and Portfolio Manager of Harbert Discovery Fund GP, LLC and Harbert Discovery Co- Investment Fund I GP, LLC

Important Disclosure

THIS STATEMENT CONTAINS OUR CURRENT VIEWS ON THE VALUE OF SECURITIES OF ENZO BIOCHEM, INC. (“ENZO”). OUR VIEWS ARE BASED ON OUR ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED IS ACCURATE OR COMPLETE, NOR CAN THERE BE ANY ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. WE DO NOT RECOMMEND OR ADVISE, NOR DO WE INTEND TO RECOMMEND OR ADVISE, ANY PERSON TO PURCHASE OR SELL SECURITIES AND NO ONE SHOULD RELY ON THIS STATEMENT OR ANY ASPECT OF THIS STATEMENT TO PURCHASE OR SELL SECURITIES OR CONSIDER PURCHASING OR SELLING SECURITIES. THIS STATEMENT DOES NOT PURPORT TO BE, NOR SHOULD IT BE READ, AS AN EXPRESSION OF ANY OPINION OR PREDICTION AS TO THE PRICE AT WHICH ENZO’S SECURITIES MAY TRADE AT ANY TIME. AS NOTED, THIS STATEMENT EXPRESSES OUR CURRENT VIEWS ON ENZO. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME WITHOUT NOTICE AND WE MAKE NO COMMITMENT TO UPDATE THIS STATEMENT IN THE EVENT OUR VIEWS OR HOLDINGS CHANGE. INVESTORS SHOULD MAKE THEIR OWN DECISIONS REGARDING ENZO AND ITS PROSPECTS WITHOUT RELYING ON, OR EVEN CONSIDERING, ANY OF THE INFORMATION CONTAINED IN THIS STATEMENT.

About Harbert Discovery Fund (“HDF”)

HDF invests in a concentrated portfolio of publicly traded small capitalization companies in the US and Canada. We perform significant due diligence on each portfolio company prior to investing. In addition to researching all publicly available information and meeting with management, our diligence includes substantial primary research with industry experts, consultants, bankers, customers and competitors. We often spend months or years researching ideas before making an investment decision and we only invest in companies that we believe are significantly undervalued, and where there is the potential for change to enhance or accelerate value creation. In an effort to unlock this potential value, we seek to work directly with the boards and management teams of our portfolio companies privately and collaboratively, engaging with them on a range of factors including governance, board composition, corporate strategy, capital allocation, strategic alternatives and operations. We have effected positive, fundamental changes at our current and past investments through this behind-the-scenes, constructive approach.

About Harbert Management Corporation (“HMC”)

HMC is an alternative asset management firm with approximately $7.7 billion in Regulatory Assets Under Management as of February 28, 2021. HMC currently sponsors nine distinct investment strategies with dedicated investment teams. Additional information about HMC can be found at www.harbert.net.

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